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                                                                   EXHIBIT 2.01


                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF FEBRUARY 20, 1998

                                    BETWEEN

                              FEDERATED INVESTORS,

                           A DELAWARE BUSINESS TRUST

                                      AND

                           FEDERATED INVESTORS, INC.,

                          A PENNSYLVANIA CORPORATION.

  AGREEMENT AND PLAN OF MERGER dated as of February 20, 1998 (this "Agreement"), among FEDERATED INVESTORS, a Delaware business trust (the "Trust"), and FEDERATED INVESTORS, INC., a Pennsylvania corporation (the "Company").

  WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Trust and the Company desire to enter into a merger transaction pursuant to which the Trust will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"), whereby each issued and outstanding Class A Common Share, $1.00 stated value per share, of the Trust ("Trust Class A Common Shares") will be converted into one share of Class A Common Stock, no par value per share, of the Company ("Class A Common Stock"), and each issued and outstanding Class B Common Share, $0.01 stated value per share, of the Trust ("Trust Class B Common Shares")(other than shares held in the treasury of the Trust immediately prior to the Effective Time (as defined herein)) will be converted into one share of Class B Common Stock, no par value per share, of the Company ("Class B Common Stock", and, together with the Class A Common Stock, the "Company Common Stock"); and

  WHEREAS, the Merger is intended to be a tax-free transaction pursuant to
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), such that no gain or loss will be recognized by the Trust and no gain or loss will be recognized by holders of Trust Class A Common Shares or Trust Class B Common Shares on the exchange of such shares for Class A Common Stock or Class B Common Stock pursuant to this Agreement; and

  WHEREAS, the Trust and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger, including the consummation of an initial public offering by the Company on terms satisfactory to the Company and the Trust (the "Offering");

  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I
                                  THE MERGER

SECTION 1.01. THE MERGER

  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), the Delaware Business Trust Act, as amended (the "DBTA") and the Restated Declaration of Trust of the Trust dated July 28, 1989, as amended (the "Declaration"), the Trust shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate existence of the Trust shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Trust in accordance with applicable law.

SECTION 1.02. CLOSING

  The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date") at the offices of the Trust, Federated Investors Tower, Pittsburgh, Pennsylvania 15222, unless another time, date or place is agreed to by the parties hereto.

SECTION 1.03. EFFECTIVE TIME

  Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DBTA and the Declaration and articles of merger (the "Articles of Merger") executed in accordance with

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the relevant provisions of the PBCL, and shall make all other filings or recordings required under the DBTA and the PBCL. The Merger shall become effective at such time as the Trust and the Company shall agree and as is specified in the Certificate of Merger and the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

SECTION 1.04. EFFECTS OF THE MERGER

  The Merger shall have the effects specified in Section 1929 of the PBCL and
Section 3815(g) of the DBTA.

SECTION 1.05.  ARTICLES OF INCORPORATION AND BY-LAWS

  (a) At the Effective Time and without further action on the part of the Company, the Restated Articles of Incorporation of the Company attached hereto as Exhibit A shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

  (b) At the Effective Time and without further action on the part of the Company, the Restated By-laws of the Company attached hereto as Exhibit B shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

SECTION 1.06. DIRECTORS

  The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. OFFICERS

  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE II
                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                                OF THE PARTIES

SECTION 2.01. EFFECT ON CAPITAL STOCK

  As of the Effective Time, by virtue of the Merger and without any action on the part of the Trust or the holder of any Trust Class A Common Shares or Trust Class B Common Shares:

  (a) Cancellation of Treasury Shares. Each Trust Class A Common Share and Trust Class B Common Share that is owned by the Trust or the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

  (b) Conversion of Trust Class A Common Shares. Each issued and outstanding Trust Class A Common Share (other than shares to be canceled in accordance with Section 2.01(a)) shall be converted into one share of Class A Common Stock (the "Class A Merger Consideration").

  (c) Conversion of Trust Class B Common Shares. Except as otherwise provided by Section 2.01(d), each issued and outstanding Trust Class B Common Share (other than shares to be canceled in accordance with Section 2.01(a)) shall be converted into one share of Class B Common Stock. The consideration issuable pursuant to this paragraph is referred to herein as the "Class B Merger Consideration", and together with the Class A Merger Consideration, as the "Merger Consideration".

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  (d) Dissenting Shareholders. To the extent that Section 8.7 of the
Declaration is declared by a court of competent jurisdiction to be applicable to the Merger, any issued and outstanding Trust Class B Common Shares held by a person, other than any member of the Management Circle (as defined in the Shareholder Rights Agreement dated August 1, 1989, between the Company, The Standard Fire Insurance Company and the other shareholders bound thereby, as amended (the "Shareholder Rights Agreement")) or any employee of the Trust or any subsidiary of the Trust ("Employee Shareholders"), who shall not have voted to adopt this Agreement or consented thereto in writing and who shall have properly demanded appraisal (a "Dissenting Shareholder") for such shares in accordance with Section 8.7 of the Declaration ("Dissenting Shares") (which Section provides that appraisal rights shall only apply if holders other than members of the Management Circle and Employee Shareholders holding at least 2/3 of the total outstanding Trust Class B Common Shares held by such holders have requested such rights) shall not be converted as described in Section 2.01(b) and (c), unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such Dissenting Shareholder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shareholder's Trust Class B Common Shares shall no longer be considered Dissenting Shares for the purposes of this Agreement and shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the Class B Merger Consideration. In determining the fair value of the Dissenting Shares and in otherwise implementing Section 8.7 of the Declaration, Section 262 of the Delaware General Corporation Law ("DGCL") shall apply.

  (e) Cancellation of Trust Class A Common Shares and Trust Class B Common Shares. As of the Effective Time, all Trust Class A Common Shares and Trust Class B Common Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Trust Class A Common Shares or Trust Class B Common Shares (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration, or, in the case of Dissenting Shareholders, if any, the rights, if any, accorded under Section 8.7 of the Declaration.

  (f) Cancellation of Company Capital Stock held by Trust. As of the Effective Time, all shares of the capital stock of the Company that are owned by the Trust shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

SECTION 2.02.  EXCHANGE OF CERTIFICATES

  (a) Deposit with the Exchange Agent. As of the Effective Time, the Company
shall deposit with              or other independent agent mutually acceptable
to the Company and the Trust (the "Exchange Agent") for the benefit of the holders of Trust Class A Common Shares and Trust Class B Common Shares, for exchange through the Exchange Agent, the certificates evidencing the Merger Consideration (the "Exchange Fund") payable pursuant to Section 2.01 in exchange for outstanding Trust Class A Common Shares and Trust Class B Common Shares.

  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates, (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of such a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive a certificate or certificates evidencing the Merger Consideration which such holder has the right to receive pursuant to this Article II, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each certificate formerly evidencing shares of Trust Common Shares which have been so converted will be deemed for all corporate purposes of the Company to evidence ownership of the number of shares of Class A Common Stock or Class B Common Stock of the Company, as the case may be, for which the Trust Class A or Class B Common Shares formerly represented thereby were exchanged; provided, however, that until such certificate is so surrendered, no dividend payable to holders of record of Class A Common Stock or Class

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B Common Stock of the Company as of any date subsequent to the Effective Time shall be paid to the holder of such certificate in respect of the shares of Class A Common Stock or Class B Common Stock of the Company evidenced thereby and such holder shall not be entitled to vote such shares of Class A Common Stock or Class B Common Stock of the Company. Upon surrender of a certificate formerly evidencing Trust Common Shares which have been so converted, there shall be paid to the record holder of the certificates of Class A Common Stock or Class B Common Stock issued in exchange therefor (i) at the time of such surrender, the amount of dividends and any other distributions theretofore paid with respect to such shares of Class A Common Stock or Class B Common Stock of the Company, as of any date subsequent to the Effective Time to the extent the same has not yet been paid to a public official pursuant to abandoned property, escheat or similar laws and (ii) at the appropriate payment date, the amount of dividends and any other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of Class A Common Stock or Class B Common Stock of the Company. No interest shall be payable with respect to the payment of such dividends.

  (c) No Further Ownership Rights in Trust Class A Common Shares and Trust Class B Common Shares. The Merger Consideration issued upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Trust Class A Common Shares and Trust Class B Common Shares theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Trust Class A Common Shares and Trust Class B Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this
Article II, except as otherwise provided by law.

  (d) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof, pursuant to this Agreement.

                                  ARTICLE III

SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to the Trust as follows:

  (a) Organization, Standing and Corporate Power. The Company is a corporation duly formed and validly subsisting under the laws of the Commonwealth of Pennsylvania and has the requisite corporate power and authority to carry on its business as now being conducted. The business of the Company is carried out through subsidiaries that are duly qualified or licensed to do business and are in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of their business or the ownership or leasing of their properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on the Company or any subsidiary.

  (b) Capital Structure. Immediately prior to the Effective Time (or prior to the adoption of the Restated Articles of Incorporation), there were 5,095,512 shares of common stock, par value $.05 per share, of the Company issued and outstanding, all of which were owned by the Trust. As of the Effective Time, the authorized capital stock of the Company shall consist of 20,000 shares of Class A Common Stock, no par value, 900,000,000 shares of Class B Common Stock, no par value and 100,000,000 shares of preferred stock, no par value per share ("Preferred Stock"). As of the Effective Time (after giving effect to the 1998 Stock Dividend

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but without giving effect to the Offering described in Section 4.03), the consummation which is a condition to the Merger as set forth in Section 5.01(d), there will be 4,000 shares of Class A Common Stock issued and outstanding, 55,618,000 shares of Class B Common Stock issued and outstanding and 9,000,000 shares of Class B Common Stock reserved for issuance under the Federated Investors Stock Incentive Plan (the "Stock Incentive Plan"). Except as set forth above, immediately prior to the Effective Time, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

  (c) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company. The execution and delivery of this Agreement by the Trust shall constitute the approval of this Agreement by the Trust in its capacity as the sole shareholder of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

  (d) Noncontravention. Subject to (i) compliance with the terms of the Senior Secured Credit Agreement, dated January 31, 1996, as amended, among the Trust, PNC Bank, National Association, and the other banks named therein (the "Senior Credit Agreement"), (ii) compliance with the terms of the Note Purchase Agreement, dated as of June 15, 1996, among the Trust and the Purchasers identified therein (the "Note Purchase Agreement"), and (iii) compliance with the terms of the Pledge Agreement, dated as of June 15, 1996, among the Trust, the Company, the Pledgors (as defined therein), the Collateral Agent (as defined therein) and the Noteholders (as defined therein) (the "Pledge Agreement"), the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company under, (i) the Articles of Incorporation or By-laws of the Company, as amended to date, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or its properties or assets or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or liens that individually or in the aggregate would not (x) have a material adverse effect on the Company, (y) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (1) the effectiveness of the Registration Statement on Form S-4 with respect to the Merger (the "S-4 Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), including a Proxy Statement (hereinafter defined) meeting the requirements of the Securities Exchange Act of 1934, as amended; (2) the effectiveness of the Registration Statement on Form S-1 with respect to the Offering filed with the Commission pursuant to the Act; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and the Articles of Merger with the Pennsylvania Secretary of State and; (4) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure to make or obtain which would not reasonably be expected to have a material adverse effect on the Company or impair the ability of the Company to perform its obligations under this Agreement in any material respect.

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SECTION 3.02. REPRESENTATIONS AND WARRANTIES OF THE TRUST.

  The Trust represents and warrants to the Company as follows:

  (a) Organization, Standing and Power. The Trust is a business trust duly organized, validly existing and in good standing under the laws of Delaware and has the requisite power and authority to carry on its business as now being conducted. The Trust is duly qualified or licensed to do business and is in good standing in the Commonwealth of Pennsylvania, and is not required to be so qualified or licensed in any other jurisdiction.

  (b) Capital Structure. The authorized capital stock of the Trust consists of 150,000,000 shares of beneficial interest, consisting of four classes as follows: (i) 125,000 shares of Series B Cumulative Preferred Shares, no par value per share, none of which are issued and outstanding, (ii) 75,000 shares of Series C Preferred Shares, no par value per share, none of which are issued and outstanding as of February 20, 1998 (4,000 shares after giving effect to the 1998 Stock Dividend hereinafter defined), (iii) 99,000 Class A Common Shares, no par value per share, 2,000 of which are issued and outstanding, and
(iv) 149,700,000 Class B Common Shares, no par value per share, 27,809,000 of which are issued and outstanding as of February 20, 1998 (55,618,000 shares after giving effect to the 1998 Stock Dividend). Except for the shares of restricted stock, stock appreciation rights and stock options issued and/or granted under the Trust's Restricted Stock Plan, Stock Appreciation Rights Plan and Stock Incentive Plan (the "Prior Stock Plan") which, as of February 20, 1998, aggregated 1,411,000 restricted shares of Class B Common Shares (2,822,000 shares after giving effect to the 1998 Stock Dividend) and 1,332,400 shares of Class B Common Shares (2,664,800 shares after giving effect to the 1998 Stock Dividend), and except as set forth in the first sentence of this paragraph, there are no outstanding stock appreciation rights or rights to receive shares of the Trust on a deferred basis and no shares of capital stock or beneficial interests of the Trust are issued, reserved for issuance or outstanding, except for the one for one stock dividend declared on February 20, 1998 to be paid on April 1, 1998 to shareholders of record on March 17, 1998 (the "1998 Stock Dividend"). All outstanding shares of beneficial interest of the Trust are duly authorized, validly issued, fully paid and nonassessable, and subject to the Shareholder Rights Agreement.

  (c) Authority. The Trust has all requisite power and authority under the DBTA and the Declaration to enter into this Agreement and, subject to the Trust Shareholder Approval (as defined herein), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Trust and the consummation by the Trust of the transactions contemplated by this Agreement have been duly authorized by all necessary action required under the DBTA and the Declaration on the part of the Trust, subject to the Trust Shareholder Approval. This Agreement has been duly executed and delivered by the Trust and constitutes a valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms. The consummation of the Merger contemplated by this Agreement requires the affirmative vote of the holders of a majority of the outstanding Trust Class A Common Shares and Trust Class B Common Shares, each voting separately as a class ("Trust Shareholder Approval").

  (d) Ownership of the Company. The Trust owns all of the outstanding capital stock of the Company, free and clear of all liens and encumbrances except for encumbrances created under the Pledge Agreement, and has duly approved this Agreement in its capacity as the sole shareholder of the Company.

  (e) Noncontravention. Subject to (i) the Trust Shareholder Approval, (ii) compliance with the terms of Sections 8.1 and 8.2 of the Senior Credit Agreement and (iii) compliance with Section 6 of the Pledge Agreement, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by the Trust will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Trust under,
(i) the Restated Declaration of Trust of the Trust, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Trust or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any

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judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Trust or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or liens that individually or in the aggregate would not (x) have a material adverse effect on the Trust, (y) impair the ability of the Trust to perform its obligations under this Agreement in any material respect or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Trust in connection with the execution and delivery of this Agreement by the Trust or the consummation by the Trust of the transactions contemplated by this Agreement, except for (1) the filing with the Commission of a definitive proxy statement relating to the Special Meeting (as defined herein) (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement"), (2) the filing of the Certificate of Merger with the Delaware Secretary of State and the Articles of Merger with the Pennsylvania Secretary of State; and (3) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure to make or obtain which would not reasonably be expected to have a material adverse effect on the Trust or impair the ability of the Trust to perform its obligations under this Agreement in any material respect.

                                  ARTICLE IV
                             ADDITIONAL AGREEMENTS

  SECTION 4.01. PREPARATION OF THE PROXY STATEMENT AND S-4 REGISTRATION STATEMENT; SPECIAL MEETING.

  (a) As soon as practicable following the date of this Agreement, the Company and the Trust shall prepare and file with the Commission the Proxy Statement and the S-4 Registration Statement. The Trust and the Company shall use all reasonable efforts to cause the S-4 Registration Statement to be declared effective by the Commission as soon as practicable following the filing thereof with the Commission. The Trust will use all reasonable efforts to cause the Proxy Statement to be mailed to holders of the Trust's beneficial interests as promptly as practicable after the effectiveness of the S-4 Registration Statement.

  (b) The Trust will, as soon as practicable following the effectiveness of the S-4 Registration Statement, duly call, give notice of, convene and hold a meeting of the holders of its beneficial interests (the "Special Meeting") for the purpose of obtaining the approval of the holders of a majority of the Trust Class A Common Shares and Trust Class B Common Shares, each voting separately as a class, of this Agreement and the transactions contemplated hereby (the "Trust Shareholder Approval"). The Trust will, through its Board of Trustees, recommend to the holders of its beneficial interests the adoption of this Agreement and the approval of the transactions contemplated hereby.

SECTION 4.02. STOCK OPTION AND BENEFIT PLANS.

  At the Effective Time, the Company shall assume the rights and obligations of the Trust under the Trust's Prior Stock Plan. The Company shall treat as having been issued under its Stock Incentive Plan all shares of restricted stock, stock appreciation rights and stock options issued under the Prior Stock Plan. At the Effective Time, each share of restricted stock, stock appreciation right and stock option issued or granted under the Prior Stock Plan shall be converted automatically into a share of restricted stock, stock appreciation right or stock option, as the case may be, of or with respect to Class B Common Stock. The Board of Directors of the Company and the Board of Trustees of the Trust shall take all actions necessary to carry into effect the intent of this Section 4.02. The Company shall, as soon as practicable following the Effective Time, register on Form S-8 or such other form as may be prescribed by the Commission the securities to be issued by the Company in connection with the assumption of the Trust's obligations under the Prior Stock Plan.

SECTION 4.03. PREPARATION OF S-1 REGISTRATION STATEMENT.

  As soon as practicable following the date of this Agreement, the Company, with the cooperation of the Trust, shall prepare and file with the Commission a Registration Statement on Form S-1 with respect to the

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Offering setting forth the terms of such Offering as the Company, in its sole discretion, may determine, including timing and pricing of the Offering, the number of the shares to be offered by the Company and any selling shareholders, the selection of underwriters and all other matters relating to the Offering. The Offering will be subject to prevailing market conditions and other factors as may be taken into account by the Board of Directors of the Company. Neither the Trust nor the Company shall be obligated to cause the S-1 Registration Statement to be declared effective by the Commission, if in either party's judgment the Offering should not proceed.

                                   ARTICLE V
                             CONDITIONS PRECEDENT

SECTION 5.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER

  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

  (a) Trust Shareholder Approval. The Trust Shareholder Approval shall have been obtained.

  (b) No Appraisal Rights. In connection with the Merger, there shall not be written demands or objections made and not withdrawn or otherwise lost by Dissenting Shareholders who in the aggregate hold at least 2/3 of the total outstanding Trust Class B Common Shares held by all holders who are entitled to seek appraisal rights under Section 8.7 of the Declaration.

  (c) No Injunctions or Restraints. No judgment, decree, statute, law, ordinance, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

  (d) Effective Registration Statement. The S-4 Registration Statement filed by the Company with respect to the Merger shall have been declared effective, and no stop order or proceeding seeking a stop order is in effect or has been instituted.

  (e) Consummation of Offering. The S-1 Registration Statement filed by the Company with respect to the Offering shall have been declared effective, and no stop order or proceeding seeking stop order is in effect or has been instituted, and the Offering shall have been made on terms and conditions (including size and price) satisfactory to the Company and the Trust and shall be consummated on the Closing Date concurrently with the Merger.

SECTION 5.02. CONDITIONS TO OBLIGATION OF THE TRUST

  The obligation of the Trust to effect the Merger is further subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:

  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date).

  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

  (c) Consents and Notices. The Company shall have received any material third party or governmental consent and shall have provided any material notice or other document required to be provided by it in connection with the transactions contemplated by this Agreement, including, without limitation, the consent of

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

PNC Bank, National Association pursuant to the Senior Credit Agreement and the Note Purchase Agreement, and the provision of the notice required by the Pledge Agreement.

  (d) Effective Registration Statement. The S-4 Registration Statement filed by the Company with respect to the Merger shall have been declared effective, and no stop order or proceeding seeking a stop order is in effect or has been instituted.

SECTION 5.03. CONDITIONS TO OBLIGATION OF THE COMPANY

  The obligation of the Company to effect the Merger is further subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:

  (a) Representations and Warranties. The representations and warranties of the Trust set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations expressly relate to an earlier date (in which case as of such date).

  (b) Performance of Obligations of the Trust. The Trust shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

  (c) Consents. The Trust shall have received any material third party or governmental consent and shall have provided any material notice or other document required to be provided by it in connection with the transactions contemplated by this Agreement, including, without limitation, obtaining the consent and providing the notice and proxies required by the Senior Credit Agreement and providing the notices required by the Pledge Agreement.

                                  ARTICLE VI
                       TERMINATION, AMENDMENT AND WAIVER

SECTION 6.01. TERMINATION

  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Trust Shareholder Approval:

  (a) by mutual consent of the Trust and the Company;

  (b) by either the Trust or the Company:

    (i) if a court of competent jurisdiction or other governmental entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

    (ii) if at the Special Meeting (including any adjournment or postponement thereof), the requisite vote of the holders of the Trust Class A Common Shares and Trust Class B Common Shares in favor of this Agreement and the Merger shall not have been obtained; or

    (iii) if the registration statement relating to the Offering shall not have become effective under the Securities Act of 1933, as amended, or the Offering shall have been abandoned or not otherwise consummated.

SECTION 6.02. EFFECT OF TERMINATION

  In the event of termination of this Agreement by either the Company or the Trust as provided in Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Trust, the Company or their respective officers, directors, trustees, shareholders or affiliates.

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

SECTION 6.03. AMENDMENT

  This Agreement may be amended at any time by action taken or authorized by the Board of Trustees of the Trust and the Board of Directors of the Company; provided, however, that after the Trust Shareholder Approval is obtained, no amendment shall be made which by law requires further approval by the holders of Trust Class A Common Shares or Trust Class B Common Shares without such further approval.

SECTION 6.04. EXTENSION; WAIVER

  The Company and the Trust, by action taken or authorized by the Board of Directors or the Board of Trustees, respectively, may extend the time for performance of the obligations or other acts of the other party to this Agreement, may waive inaccuracies in the representations or warranties contained in this Agreement, and may waive compliance with any agreements or conditions contained in this Agreement. The failure of either party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VII
                              GENERAL PROVISIONS

SECTION 7.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES

  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 7.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 7.02. COUNTERPARTS

  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 7.03. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES

  This Agreement constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and is not intended to confer upon any person other than the parties any rights or remedies.

SECTION 7.04. GOVERNING LAW

  Except as otherwise specifically referred to herein, this Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; except that the Merger contemplated hereby shall be governed by the laws of the State of Delaware and the Commonwealth of Pennsylvania.

SECTION 7.05. ASSIGNMENT

  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either party without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

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

SECTION 7.06. FEES AND EXPENSES

  All fees, costs and expenses incurred by the Trust and the Company in connection with this Agreement and the transactions contemplated hereby shall be paid (i) by the Trust if the Merger does not occur and (ii) by the Company if the Merger occurs.

  IN WITNESS WHEREOF, the Trust and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

                                          FEDERATED INVESTORS

                                          By:
                                            -------------------------------
                                          Name:
                                          Title:

                                          FEDERATED INVESTORS, INC.

                                          By:
                                            -------------------------------
                                          Name:
                                          Title:

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